Exhibit 99.1

MEDIA CONTACT:	INVESTOR CONTACT:
Debra Ceffalio	Melissa Napier
(847) 720-1652	(847) 720-2767
Debra.Ceffalio@usfoods.com	Melissa.Napier@usfoods.com

US Foods Names New Chief Financial Officer and General Counsel

Dirk Locascio Named Chief Financial Officer, Kristin Coleman Named General Counsel

ROSEMONT, Ill. (BUSINESS WIRE) January 12, 2017 – US Foods Holding Corp. (NYSE: USFD) announced today that Dirk J. Locascio will assume the role of Chief Financial Officer, reporting to President and Chief Executive Officer Pietro Satriano, effective February 6, 2017. Locascio has served in a variety of finance and accounting leadership roles with the company since 2009 and played an integral role in the development of the company’s long-range strategic plan. He currently serves as Senior Vice President, Financial Accounting and Analysis, responsible for oversight of the company’s corporate finance and accounting functions. Prior to joining US Foods, Locascio held senior finance roles with United Airlines and in public accounting with Arthur Andersen LLP. He is a graduate of the University of Illinois, and serves on the Executive Committee of the Board of Directors of the Northern Illinois Food Bank.

Locascio replaces Fareed Khan who is leaving to pursue a new opportunity outside the company. Khan is resigning as CFO effective February 6, 2017 and will stay on in an advisory capacity until mid-February to ensure a smooth transition.

“I’m pleased to welcome Dirk as our new CFO. His deep knowledge of US Foods as well as his strategic leadership, financial acumen, and track record in delivering results make him highly qualified to take on this new role,” said Satriano. “I’d also like to thank Fareed for his leadership over the past three years. He was instrumental in our successful initial public offering and leaves US Foods well-positioned for the future.”

The company also announced today that Kristin M. Coleman will join US Foods as Executive Vice President, General Counsel and Chief Compliance Officer, effective February 1, 2017. Reporting to President and CEO Satriano, she will oversee all legal and compliance matters, as well as support the Board of Directors in corporate governance matters for the company.

An experienced general counsel, Coleman joins US Foods from Sears Holdings Corporation, where she served as the Senior Vice President, General Counsel and Corporate Secretary since 2014. Prior to joining Sears, Coleman served as the Vice President, General Counsel and Corporate Secretary for Brunswick Corporation since 2009. Before moving in-house, Coleman was in private practice with Sidley Austin LLP.

Coleman is a graduate of Duke University and the University of Michigan Law School. She is a member of the Economic Club of Chicago, and serves on the Board of Directors of the Boys and Girls Club of Chicago.

“Kristin is a proven leader with exceptional experience managing legal, regulatory, compliance, and public policy issues. We are delighted to have her on board,” said Satriano. “She joins a strong management team focused on growing with our target customers and executing our strategy of Great Food. Made Easy.”

About US Foods

US Foods is one of America’s great food companies and a leading foodservice distributor, partnering with approximately 250,000 chefs, restaurants and foodservice operators to help their businesses succeed. With nearly 25,000 employees and more than 60 locations, US Foods provides its customers with a broad and innovative food offering and a comprehensive suite of e-commerce, technology and business solutions. US Foods is headquartered in Rosemont, Ill., and generates approximately $23 billion in annual revenue. Discover more at www.usfoods.com

Source: US Foods

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